EXHIBIT 99.2

Company contact:	John B. Kelso, Director of Investor Relations (303) 837-1661 or john.kelso@whiting.com
Whiting Petroleum Corporation Announces Pricing of
Public Offering of Common Stock
DENVER – September 28, 2005 – Whiting Petroleum Corporation (NYSE: WLL) announced today that its public offering of 5,750,000 shares of common stock was priced at $43.60 per share to the public.
Whiting expects the delivery of the shares to occur on October 4, 2005. Whiting has granted to the underwriters a 30-day option to purchase up to 862,500 additional shares of common stock at the same price per share solely to cover over-allotments, if any.
Assuming no exercise of the over-allotment option, Whiting will receive net proceeds from this offering of approximately $240.8 million after deducting underwriting discounts and commissions and estimated expenses of the offering. Whiting intends to use all of the net proceeds that it will receive from the offering to pay the cash portion of the purchase price for the previously announced acquisition of the North Ward Estes properties and to repay a portion of the debt currently outstanding under the credit agreement of its wholly-owned subsidiary, Whiting Oil and Gas Corporation, that was incurred in connection with the acquisition of the Postle properties.
Merrill Lynch & Co., J.P. Morgan Securities Inc. and Wachovia Securities acted as joint book-running managers for the offering. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080. An electronic copy of the prospectus will be made available from the Securities and Exchange Commission’s Web site at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Whiting Petroleum
Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Rocky Mountains, Permian Basin, Gulf Coast, Michigan and Mid-Continent regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com.